UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  May 7, 2009

  MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24487 (Commission File Number)	77-0322161 (IRS Employer Identification No.)

1225 Charleston Road
Mountain View, CA  94043
(Address of Principal Executive Offices, including zip code)

(650) 567-5000
(Registrant's telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On May 7, 2009, MIPS Technologies, Inc. (“MIPS”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Synopsys, Inc. (“Synopsys”), pursuant to which MIPS divested itself of its Analog Business Group.  The closing of the transaction also occurred on May 7, 2009 (the “Closing”).

Pursuant to the Purchase Agreement, MIPS sold all of the issued and outstanding membership interests (the “Membership Interests”) in MIPS Technologies Holding LLC (the “Company”) to Synopsys for a purchase price of $22,000,000, subject to adjustment as provided below.  In addition, MIPS and Synopsys agreed that, if the total amount of cash assets of the Company and its subsidiaries (including cash in the bank accounts of the Company and its subsidiaries) as of the Closing (as calculated in accordance with U.S. generally accepted accounting principles) (the “Final Company Closing Cash”) is determined by MIPS and Synopsys to have exceeded $1,600,000, Synopsys will promptly pay MIPS the amount in cash by which the Final Company Closing Cash exceeded $1,600,000.  However, if the Final Company Closing Cash is determined by MIPS and Synopsys to have been less than $1,600,000 and at any time after March 31, 2009 and prior to the Closing, the Company or any of its subsidiaries distributed any cash assets to MIPS (the “Dividend Amount”), then, subject to an exception, MIPS will promptly pay Synopsys the Dividend Amount in cash such that the amount of Final Company Closing Cash (after taking into account the Dividend Amount) equals $1,600,000.

Subject to the limitations set forth in the Purchase Agreement, MIPS has agreed to indemnify and hold harmless Synopsys and its officers, directors, agents, representatives, stockholders and employees, and each person, if any, who controls or may control Synopsys, from certain losses, costs and expenses arising or resulting from any breach of any representation or warranty made by MIPS in the Purchase Agreement, any breach of any of the covenants or agreements made by MIPS in the Purchase Agreement and certain other related matters set forth in the Purchase Agreement.

Subject to certain exceptions, MIPS has agreed that neither it nor any entity controlled by it will, for a period of two years following the Closing, in any county, state, country or other jurisdiction in which the Company or any of its subsidiaries engages in the development, marketing or distribution of any analog or mixed signal intellectual property products in a manner that is competitive with the business of the Company (the “Restricted Business”), (i) engage in the Restricted Business; or (ii) acquire or hold any interest in any person that engages in the Restricted Business.  In addition, subject to the Purchase Agreement, MIPS and Synopsys have agreed not to take certain actions relating to the solicitation for employment of certain of the employees of the other party for a period of one year following the Closing.

The foregoing description of the Purchase Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such agreement referenced as Exhibit 10.1, which is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On May 8, 2009, MIPS issued a press release announcing the transactions contemplated by the Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

The information presented under this Item 7.01 and attached as Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.   Financial Statements and Exhibits.

(d)       Exhibits

            10.1     Membership Interest Purchase Agreement, dated May 7, 2009, by and between Synopsys, Inc. and MIPS Technologies, Inc.

            99.1     Press Release, dated May 8, 2009, entitled "MIPS Technologies Announces Divestiture of its Analog Business Group"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIPS TECHNOLOGIES, INC. (Registrant)

Date: May 8, 2009	By:	/s/ GAIL SHULMAN KNITTEL
Name: Gail Shulman Knittel
Title: Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Membership Interest Purchase Agreement, dated May 7, 2009, by and between Synopsys, Inc. and MIPS Technologies, Inc.
99.1	Press Release, dated May 8, 2009, entitled "MIPS Technologies Announces Divestiture of its Analog Business Group"